UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
November 30, 2011

EASTMAN CHEMICAL COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-12626	62-1539359
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 South Wilcox Drive, Kingsport, TN	37662
(Address of Principal Executive Offices)	(Zip Code)

(423) 229-2000
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(b) -- Departure of Director

Thomas H. McLain resigned from Eastman Chemical Company’s ("Eastman" or "the Company") Board of Directors on December 1, 2011. The text of the Company’s release announcing the resignation of Mr. McLain as a director is filed as Exhibit 99.01 to this Form 8-K and is incorporated herein by this reference.

Item 5.02(d) -- Election of Director

The Board of Directors of the Company on November 30, 2011 elected Julie F. Holder as a director. Ms. Holder serves in the class of directors for which the current term in office expires at the Company's Annual Meeting of Stockholders in May 2012, and serves as a member of the Audit Committee, the Finance Committee, and the Health, Safety, Environmental and Security Committee of the Board of Directors. Ms. Holder will receive non-employee director compensation under the standard arrangements and agreements described in the Company’s 2011 Annual Meeting Proxy Statement and filed as exhibits to the Company’s Annual Report on Form 10-K for 2010 and Quarterly Report on Form 10-Q for the third quarter of 2011, including equity awards, cash compensation, and an indemnification agreement. The text of the Company’s release announcing the election of Ms. Holder as a director is filed as Exhibit 99.01 to this Form 8-K and is incorporated herein by this reference.

Item 5.02(e) -- Compensatory Arrangements of Certain Officers

On December 1, 2011, the Compensation and Management Development Committee of the Company’s Board of Directors approved Unit Performance Plan ("UPP") performance measures and goals, specific target objectives with respect to such performance goals, the method for computing the amount of the UPP award allocated to the award pool if the performance goals are attained, and the eligibility criteria for employee participation in the UPP, for the 2012 performance year. The UPP is filed as an exhibit to the Company's Annual Report on Form 10-K for 2010 and is described in the Company’s 2011 Annual Meeting Proxy Statement.

As established by the Compensation Committee, for 2012 the performance measure for the UPP will be earnings from operations ("EFO"). The Compensation Committee approved specific EFO targets and corresponding performance factors for the Company. The target level for 2012 EFO corresponds to the Company's EFO target under the annual business plan for 2012 as approved by the Board of Directors.

The amount of the Company award pool allocated to the executive officers will be determined by aggregating their individual target variable pay amounts, multiplied by a "performance factor" corresponding to their overall performance compared to pre-established targets related to organizational results and personal performance objectives. For 2012, the target variable pay for performance that meets the pre-established objectives under the UPP (expressed as a percentage of annual base salary) for the executive officers for whom executive compensation disclosure is provided in the Company’s 2011 Annual Meeting Proxy Statement (the “named executive officers”) will be: 110% for the Chief Executive Officer (James P. Rogers); 80% for the Executive Vice President, Specialty Polymers, Coatings and Adhesives and Chief Marketing Officer (Mark J. Costa) and for the Executive Vice President, Performance Chemicals and Intermediates, Fibers, Engineering, Construction, and Manufacturing Support (Ronald C. Lindsay); 75% for the Senior Vice President and Chief Financial Officer (Curtis E. Espeland); and 65% for the Senior Vice President, Chief Legal and Administrative Officer (Theresa K. Lee). Any changes in the responsibilities or positions of executives will be taken into account by the Compensation Committee in determining the variable pay to executives under the UPP for 2012.

At the end of 2012, in connection with the determination of the total amount of the Company UPP award pool available to the executive officers, the Chief Executive Officer will assess the other executives’ individual performance against established goals and expectations, and determine the amounts of the individual payouts from the portion of the allocated award pool. The Chief Executive Officer’s assessments will be based upon his evaluation of each executive officer’s performance against individual goals and expectations related to corporate and organizational performance compared to established EFO and other performance targets and the officer’s contributions to achievement of identified key initiatives for 2012. Based on the Chief Executive Officer’s assessment, the Compensation Committee will consider UPP payouts to the executive officers for 2012 in early 2013. The Compensation Committee will review the CEO’s performance against his individual financial, organizational, and strategic objectives and determine his payout for 2012. The payouts, if any, to the CEO and other executive officers for 2012 will be disclosed in the Company's Proxy Statement for its 2013 Annual Meeting of Stockholders.

In determining EFO for the purpose of measuring corporate performance, the UPP provides for adjustments by the Compensation Committee for certain charges, income items, or other events, typically the same as those excluded from operating earnings in the non-GAAP pro forma financial measures disclosed by the Company in its public sales and earnings disclosures.

Item 9.01(d) -- Exhibit

The following exhibit is filed pursuant to Item 9.01(d):

99.01 Text of Public Release by the Company on December 2, 2011 announcing election of Julie F. Holder as a director and resignation of Thomas H. McLain as a director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EASTMAN CHEMICAL COMPANY
	By:	/s/ Scott V. King
	Name:	Scott V. King
	Title:	Vice President, Controller, and Chief Accounting Officer
Date: December 6, 2011